Exhibit 23.2
[EVERSHEDS SUTHERLAND (US) LLP]

STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steveroth@eversheds-sutherland.com

CONSENT OF EVERSHEDS SUTHERLAND (US) LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 for the Empower SecureFoundation® Deferred Annuity Contract issued by Empower Annuity Insurance Company of America (File No. 333-271172). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS SUTHERLAND (US) LLP

    By: /s/ Stephen E. Roth    __
     Stephen E. Roth

Washington, D.C.
April 15, 2025